Exhibit 99.3

NAYA THERAPEUTICS, INC. (FORMER NAME NAYA BIOSCIENCES, INC.)

FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 2024

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NAYA THERAPEUTICS, INC. (FORMER NAME NAYA BIOSCIENCES, INC.)

BALANCE SHEETS

	September 30, 2024	December 31, 2023
	(Unaudited)	(Audited)
ASSETS
Current Assets
Cash	$756,461	$89,302
Investments	778,113	-
Prepaid expenses	33,247	-
Advance - related party	-	12,000
Security deposit	-	10,539
Total current assets	1,567,821	111,841
Total Assets	$1,567,821	$111,841
LIABILITIES AND STOCKHOLDER’S DEFICIT
Current Liabilities:
Accounts payable	$1,631,318	$3,498,724
Accrued payroll	1,213,242	274,246
Other accrued liabilities	383,118	790,318
Notes payable - related party	290,000	6,085,000
SAFE notes	38,000	275,000
Notes payable, net of debt discount	12,523,074	-
Total current liabilities	16,078,752	10,923,289
Total Liabilities	$16,078,752	$10,923,289
Commitment and Contingencies
Stockholders’ Deficit
Series A Preferred Stock, par value $0.000001 per share; 50,000 shares authorized; 0 issued and outstanding as of September 30, 2024 and December 31, 2023, respectively	-	-
Class A Common Stock, par value $0.000001 per share; 50,000,000 shares authorized; 1,756,432 and 1,363,642 shares issued and outstanding as of September 30, 2024, and December 31, 2023, respectively	1	1
Class B Common Stock, par value $0.000001 per share; 8,000,000 shares authorized; 1,367,618 and 1,200,000 shares issued and outstanding as of September 30, 2024, and December 31, 2023, respectively	1	1
Preferred stock payable	750,000	-
Additional paid-in capital	16,052,218	8,207,409
Accumulated deficit	(31,313,151)	(19,018,859)
Total Stockholders’ Deficit	(14,510,931)	(10,811,448)
Total Liabilities and Stockholders’ Deficit	$1,567,821	$111,841

The accompanying notes are an integral part of these financial statements.

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NAYA THERAPEUTICS, INC. (FORMER NAME NAYA BIOSCIENCES, INC.)

STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the Nine Months Ended September 30, 2024	For the Nine Months Ended September 30, 2023
Revenue:
Total revenue	-	-
Operating expenses
Selling, general and administrative expenses	$2,976,074	$407,790
Research and development expenses	176,104	939,519
Total operating expenses	3,152,078	1,347,309
Loss from operations	(3,152,178)	(1,347,309)
Other income (expense)
Other income	600,000	-
Loss on debt extinguishment and penalty	(3,750,000)	-
Change in fair value of investment	(865,791)	-
Interest income (expense) – related party	(211,270)	1,035
Interest expense – other	(4,915,053)	-
Other income (expense), net	(9,142,114)	-
Net loss before income taxes	(12,294,292)	(1,346,274)
Income taxes	-	-
Net loss	$(12,294,292)	$(1,346,274)

Net loss per common share:
Basic and diluted	$(4.33)	$(0.53)

Weighted average number of common shares outstanding:
Basic and diluted	2,841,359	2,563,642

The accompanying notes are an integral part of these financial statements.

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NAYA THERAPEUTICS, INC. (FORMER NAME NAYA BIOSCIENCES, INC.)

STATEMENT OF STOCKHOLDERS’ DEFICIT

(UNAUDITED)

	Series A Preferred Stock		Common Stock A		Common Stock B		Preferred Stock	Additional Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Payable	Capital	Deficit	Total

Balances, December 31, 2022	-	-	1,363,642	1	1,200,000	1		$7,444,049	$(15,740,085)	$(8,296,034)

Contribution by parent company for liabilities assumed								(392,711)		(392,711)

Net loss								1,012,070	(1,346,274)	(334,204)

Balances, September 30, 2023	-	-	1,363,642	1	1,200,000	1		$8,063,408	$(17,086,359)	$(9,022,949)

Balances, December 31, 2023	-	-	1,363,642	1	1,200,000	1		$8,207,409	$(19,018,859)	$(10,811,448)

Imputed interest - related party								200,200		200,200

Common stock issued with debenture					42,618			64,353		64,353

Stock based compensation			25,000		125,000			324,511		324,511

Amendment of related party

Asset Purchase Agreement			245,456					6,988,745		6,988,745

Preferred stock payable							750,000			750,000

Conversion of SAFE notes			122,334					267,000		267,000

Net loss									(12,294,292)	(12,294,292)

Balances, September 30, 2024	-	-	1,756,432	1	1,367,618	1	750,000	$16,052,218	$(31,313,151)	(14,510,931)

The accompanying notes are an integral part of these financial statements.

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NAYA THERAPEUTICS, INC. (FORMER NAME NAYA BIOSCIENCES, INC.)

STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the Nine Months Ended September 30, 2024	For the Nine Months Ended September 30, 2023
Operating activities:
Net loss	$(12,294,292)	$(1,346,274)
Adjustments to reconcile net loss to net cash used in operations:
Imputed interest - related party	200,200	-
Stock based compensation	324,511	-
Amortization of debt discount	4,353,797	-
Loss on extinguishment of debt and penalty	3,750,000	-
Change in fair value of investment	865,791	-
Other income	(600,000)	-
Changes in operating assets and liabilities:
Prepaid expenses and deposits	(22,708)	-
Advance – related party	12,000	(174,531)
Accounts payable and accrued liabilities	2,500,664	1,333,917
Net cash used in operating activities	(910,037)	(186,888)
Investing activities:
Investment in shares	(1,643,904)	-
Net cash used in investing activities	(1,643,904)	-
Financing activities:
Net proceeds from loans	3,936,100	-
Proceeds - related party loans	205,000	-
Proceeds –preferred shares	750,000
Note repayment - related party	(1,700,000)	-
Proceeds from SAFE notes	30,000	195,000
Net cash provided from financing activities	3,221,100	195,000
Net increase in cash	667,159	8,112
Cash at beginning of period	89,302	-
Cash at end of period	$756,451	$8,112

Supplemental disclosure of cash flow information:
Non-cash activities:
Cash paid for interest		-
Cash paid for taxes	-	-
Non-cash financing activities:
Accounts payable and accrued expenses paid by parent company as contributions	-	$619,360
Amendment of Asset Purchase Agreement with related party – reduction of accounts payable and accrued liabilities	$6,988,745	-
Commitment shares on loan	$64,353	-
Conversion of SAFE notes to equity	$267,000	-

The accompanying notes are an integral part of these financial statements.

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NAYA THERAPEUTICS, INC. (FORMER NAME NAYA BIOSCIENCES, INC.)

NOTES TO FINANCIAL STATEMENTS

(Unaudited)

September 30, 2024

1.	Description of Business

Naya Therapeutics, Inc. (former name Naya Biosciences, Inc.) (“LEGACY NAYA” or the “Company”) is a Delaware corporation formed on June 8, 2023, aiming to develop and build a group of agile, disruptive, high-growth companies dedicated to increasing patient access to life-transforming treatments in oncology and fertility.

LEGACY NAYA’s unique capabilities in biology, cell and gene therapy, and artificial intelligence (AI) provide a synergistic platform for the accelerated clinical development and commercialization of these breakthrough treatments.

LEGACY NAYA Oncology aims to achieve clinical proof-of-concept for its two bispecific antibodies acquired from Cytovia Therapeutics, LLC (“Cytovia”), advancing towards breakthrough outcomes for liver and ovarian cancer and multiple myeloma patients. Clinical trials are expected to start by 2025.

LEGACY NAYA Fertility is evaluating the acquisition of products, devices as well as a network of fertility care businesses.

2.	Accounting policies

Basis of Presentation

On October 18, 2023, LEGACY NAYA acquired two assets from Cytovia. Both companies operate under common control and are accounted for as such. The acquisition did not include any other intellectual properties from Cytovia. As such, the Company has prepared the accompanying financial statements under common control as of and for the nine months ended September 30, 2024 and 2023. The interim financial statements of the Company have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). See Note 4.

In the opinion of management, the Company has made all necessary adjustments, which include normal recurring adjustments, for a fair presentation of the Company’s financial position and results of operations for the interim periods presented. Certain information and disclosures normally included in the annual financial statements prepared in accordance with U.S. GAAP have been condensed or omitted. The results for the nine months ended September 30, 2024 and 2023, are not necessarily indicative of the results to be expected for a full year, any other interim periods or any future year or period.

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Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP required management to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results could differ from those estimates.

Cash and Cash Equivalents

For financial statement presentation purposes, the Company considers time deposits, certificates of deposit and all highly liquid investments with original maturities of three months or less to be cash and cash equivalents. At times, cash and cash equivalents balances exceed amounts insured by the Federal Deposit Insurance Corporation.

Investments

Investments include an investment in the Series A preferred shares of NAYA Biosciences, Inc. (former name INVO Bioscience, Inc.) (“LEGACY INVO”) pursuant to a securities purchase agreement. The preferred shares will be marketable upon conversion into publicly traded common shares and therefore are being accounted for as marketable securities at the closing market price on the balance sheet date. See Notes 8 and 10.

Income Taxes

The Company is subject to income taxes in the United States and its domestic tax liabilities are subject to the allocation of expenses in multiple state jurisdictions. The Company uses the asset and liability method to account for income taxes. Under this method, deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The recoverability of deferred tax assets is evaluated by assessing the adequacy of future expected taxable income from all sources, including taxable income in prior carryback years, reversal of taxable temporary differences, forecasted operating earnings and available tax planning strategies. To the extent the Company does not consider it more-likely-than-not that a deferred tax asset will be recovered, a valuation allowance is established.

Commitment Shares

The Company accounts for commitment shares as either equity-classified or liability-classified instruments based on an assessment of the commitment shares specific terms and applicable authoritative guidance in ASC 480 “Distinguishing Liabilities From Equity” (“ASC 480”) and ASC 815 “Derivatives and Hedging” (“ASC 815”). The assessment considers whether the commitment shares are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the commitment shares meet all of the requirements for equity classification under ASC 815, including whether the shares are indexed to the Company’s own ordinary shares and whether the commitment share holder could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of share issuance and as of each subsequent quarterly period end date.

As the commitment shares issued upon the closing of the Company’s January 3, 2024 debenture meet the criteria for equity classification under ASC 815, the commitment shares are classified as equity.

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Research and Development

Research and development costs are expensed when incurred.

Financial Instruments

The carrying values of current assets and current liabilities approximate their fair values due to their short-term nature.

Net Loss Per Common Share

Basic loss per share is computed by dividing loss available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted loss per common share is computed using the treasury stock method on the basis of the weighted-average number of shares of common stock plus the dilutive effect of potential common shares outstanding during the period. Dilutive potential common shares include 40,926 outstanding stock options and 190,926 unvested restricted share units as of September 30, 2024 and 0 at September 30, 2023. The computation of diluted loss per share does not assume conversion, exercise or contingent exercise of securities as the effect would have been anti-dilutive on earnings.

Stock Based Compensation

The Company accounts for stock-based compensation under the provisions of Accounting Standards Codification (“ASC”) subtopic 718-10, Compensation (“ASC 718-10”). This statement requires the Company to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost is recognized over the period in which the employee is required to provide service or based on performance goals in exchange for the award, which is usually the vesting period. Under these accounting standards, the fair value of stock options is estimated on the date of grant using the Black-Scholes option pricing model. Forfeitures are recorded in the period in which they occur.

Recent Accounting Pronouncements

In August 2020, the FASB issued ASU 2020-06, “Debt – Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40)” (“ASU 2020-06”). ASU2020-06 simplifies the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts on an entity’s own equity. The ASU is part of the FASB’s simplification initiative, which aims to reduce unnecessary complexity in U.S. GAAP. The ASU’s amendments are effective for fiscal years beginning after December 15, 2024, and interim periods within those fiscal years. The Company adopted the provisions of ASU 2020-06 on January 1, 2024. This did not have a material impact on the Company’s financial statements.

In December 2023, the FASB issued ASU No. 2023-09 entitled “Income Taxes (Topic 740): Improvements to Income Tax Disclosures”. This ASU provides guidance related to additional disclosures that will be required related to income taxes. The updated guidance is effective for public entities for fiscal years beginning after December 15, 2024. This ASU is expected to result in additional disclosures in the Company’s financial statements related to income taxes in 2025.

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3.	Liquidity and Going Concern

Historically, the Company has funded its cash and liquidity needs primarily through debt and equity financings. For the nine months ended September 30, 2024, the Company incurred a net loss of approximately $12.3 million and has an accumulated deficit of approximately $31.3 million as of September 30, 2024. The prior losses and expected future losses have had, and will continue to have, an adverse effect on our financial condition and negatively impact our ability to fund continued operations, obtain additional financing in the future and continue as a going concern. There are no assurances that such financing, if necessary, will be available to us at all or will be available in sufficient amounts or on reasonable terms. Our financial statements do not include any adjustments that may result from the outcome of this uncertainty. If we are unable to generate additional funds in the future through licensing of the assets, creating revenue streams through upfront and milestone payments, royalties, and commercial milestone payments: or funding the Company through equity financing, the Company will be unable to continue operations.

Although the Company’s audited financial statements for the year ended December 31, 2023 were prepared under the assumption that it would continue operations as a going concern, the report of the Company’s independent registered public accounting firm that accompanies the Company’s financial statements for the year ended December 31, 2023 contains a going concern qualification in which such firm expressed substantial doubt about the Company’s ability to continue as a going concern, based on the financial statements at that time. Specifically, as noted above, the Company has incurred significant operating losses, and the Company expects to continue to incur significant expenses and operating losses.

4.	Carve-out Accounting

These financial statements are being prepared based on the acquisition of assets as disclosed in Note 5. These are the historical results based on common control accounting.

The results reflect that LEGACY NAYA was a stand-alone entity starting in July 2023, separate from the original common control entity for which the carve out accounting was required.

Indirect research & development costs were allocated based on percentage of research and development full-time equivalent approach. The full-time employees, who worked on the projects have been assigned on a weekly basis to work a defined percentage of their time per project. The assigned time per week per project then was summarized on a monthly basis. The monthly assigned time per employee per project finally defined the average allocation per project CYT303 and CYT338 for salaries and indirect research & development expenses. The allocated expenses related to CYT303 and CYT338 represent 0% and 36% of Cytovia’s expenses for the six months ended June 30, 2024 and 2023, respectively, after which LEGACY NAYA was a stand-alone entity.

Selling, general and administrative expenses were allocated based on percentage of full-time equivalent approach. Allocated percentage is 0% and 10% for the six months ended June 30, 2024 and 2023, respectively, after which LEGACY NAYA was a stand-alone entity.

The cost for the rent for the research & development lab has been allocated with the same principle as described above to the two projects CYT303 and CYT338.

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5.	Asset Purchase Agreement

On October 18, 2023, LEGACY NAYA, Cytovia Therapeutics Holdings, Inc., a Delaware corporation (“Holdings”) and Cytovia entered into and closed an Asset Purchase Agreement (the “Asset Purchase Agreement”) for projects CYT303 and the CYT338. The aggregate purchase price was comprised of closing payments and the assumption of the certain liabilities totaling $2,688,745.

Closing payments were comprised of the issuance of 1,363,642 shares of common stock of LEGACY NAYA to Cytovia and a promissory note to Cytovia in the principal amount of $6,000,000, of which $1,000,000 will be paid at the closing of any financing, and $1,000,000 per month for 5 months; also if LEGACY NAYA or the Combined Company (as defined) raises more than $30,000,000 in a financing, the full amount of $6,000,000 will be due at the closing of the financing.

Payments totaling $1,700,000 were made to Cytovia in January 2024. On May 17, 2024, LEGACY NAYA and Cytovia amended the Asset Purchase Agreement. The amended aggregate purchase price was comprised of the following:

(a) The issuance of 1,609,098 shares of common stock of LEGACY NAYA.

(b) A payment of $1,700,000, which was made by LEGACY NAYA in January 2024.

The amended agreement also provides for sublicense fees to be paid to Cytovia at 10% of any gross consideration actually received by LEGACY NAYA (i) as a fee for sublicensing or selling CYT303 or CYT338 in any indications to any third party or (ii) as payments for development milestones, commercial milestones, or royalties or any other payments under the terms of any such sublicense or asset purchase agreement. The acquisition agreement also includes for no further consideration a sublicense agreement between LEGACY NAYA and Cytovia, under which Cytovia granted LEGACY NAYA a non-exclusive sublicense under Cytovia rights in PCT/IB2012/053482 (P-627002-PC) (the “Licensed Technology”), or certain technology jointly owned by Dr. Jean Kadouche and CNRS (The French Center for National Scientific Research) and co-exclusively licensed to Cytovia, for the development and commercialization of CYT303 (now NY303) and CYT338 (now NY338). LEGACY NAYA has extended the non-exclusive license to the development of additional multi-functional antibodies for which LEGACY NAYA will make payments upon achievement of certain milestones. The agreement terminates upon the expiration of the patent rights to the Licensed Technology.

These financial statements are being prepared with historical results based on common control accounting. As a result of the amendment to the Asset Purchase Agreement, the remaining note payable of $4,300,000 and accrued liabilities of $2,688,745 were reclassified to additional paid-in capital and the number of shares issued to Cytovia was increased to 1,609,098 shares of Class A Common Stock.

6.	Debt

Debt consisted of the following:

	September 30, 2024	December 31, 2023
Related party note payable	$290,000	$6,085,000
Simple Agreement for Future Equity (SAFE)	38,000	275,000
Five Narrow Lane debentures	11,997,530	-
Accredited investor note	500,000	-
Other	31,100	-
Less debt discount, accredited investor note	(5,556)	-
Total, net of discount	$12,851,074	$6,360,000

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Accrued interest of $547,530 on the Five Narrow Lane debentures was capitalized and is included in the above loan balance at September 30, 2024. Accrued interest of $11,070 for the related party and $13,726 for Five Narrow Lane, respectively, are included in accounts payable and accrued liabilities at September 30, 2024.

Simple Agreement for Future Equity (SAFE Notes)

During 2023, the Company received funding from five investors under simple agreements for future equity (“SAFE notes”) for a total of $275,000, giving the investors the right upon conversion to shares of LEGACY NAYA’s common stock at discounts ranging from 30%-40% from the price of an equity financing or a liquidity event. The SAFE notes provide the investor certain rights upon an equity financing, liquidity event, change in control or dissolution. The SAFE notes have no interest rate or maturity date.

During the nine months ended September 30, 2024, the Company entered into two new SAFE notes for a total of $30,000. During the same period, the Company converted SAFE notes with a value of $267,000 into 122,333 shares of common stock. As of September 30, 2024, SAFE notes with a value of $38,000 remained outstanding.

The SAFE notes were classified as a liability based on an evaluation of the characteristics of the instrument pursuant to ASC 480 as certain redemptions are based upon the occurrence of events that are outside of the control of the Company. The SAFE notes are stated at their fair value which approximates cost.

See Note 10 for subsequent conversions.

Five Narrow Lane LP Securities Purchase Agreement and Debentures

On January 3, 2024, LEGACY NAYA entered into a Securities Purchase Agreement (“SPA”), pursuant to which it sold a senior secured debenture (the “Debenture”) in the principal amount of $3,000,000 to Five Narrow Lane, LP (the “Investor”). The Debenture accrued interest at 7% per annum on the outstanding principal amount throughout the term of the Debenture, which had a maturity date of the earlier of (i) April 30, 2024, and (ii) the date of the completion of the Merger under the Merger Agreement. Interest on the Debenture is due monthly on the first business day of every month. LEGACY NAYA may redeem the Debenture upon 10 days’ notice to the Investor. Upon any repayment, LEGACY NAYA will also pay an exit fee equal to 100% of the principal amount of the Debenture, which has been recorded as an additional $3,000,000 of principal and accounted for as an original issue discount. In the event of default, 100% of the outstanding principal amount is due as well as 200% of the outstanding principal amount of the Debenture for a total of $9,000,000.

In addition, the Investor received 42,618 commitment shares of common stock, which upon consummation of the Merger, will be exchanged into such number of shares of LEGACY INVO common stock representing 1.5% of the fully diluted outstanding capital of LEGACY INVO, after giving effect to the consummation of the Merger, but prior to the issuance of shares in the pre-Merger financing. The commitment shares were issued in January 2024 and were recorded at $1.51 per share fair value based on a valuation of LEGACY NAYA as of December 31, 2023.

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On May 13, 2024, LEGACY NAYA amended the SPA and promised to pay the Investor the principal sum of $9,075,833 (including $75,833 of capitalized interest) on the earlier to occur of the Merger and June 28, 2024. Upon the occurrence of an event of default, the outstanding principal amount of the debenture, plus accrued but unpaid interest, and other amounts owing in respect thereof through the date of acceleration, shall become, at the Holder’s election, immediately due and payable in cash. In addition, the late interest on the Debenture shall accrue at an interest rate equal to the lesser of 15% per annum or the maximum rate permitted under applicable law. On the date of modification, the Company determined that the present value of the cash flows of the modified debt instrument was greater than 10% different from the present value of the remaining cash flows under the original debt instrument and therefore the Company recorded a loss on extinguishment of $3,000,000, representing the default penalty on the original note.

On May 13, 2024, LEGACY NAYA entered into an additional debenture agreement with the Investor for the principal sum of up to $1,000,000 with a maturity date of the earlier of June 28, 2024 or the Trigger Date, as defined, and interest payable at 7%. In May and June 2024, a total of $700,000 was received under the debenture. Upon any repayment or redemption by the Company of all or any of the principal amount of this debenture (whether on or prior to the maturity date, pursuant to an optional redemption, upon acceleration or otherwise), the Company shall pay to the Investor an exit fee in an amount equal to 100% of the principal amount of the debenture, which has been recorded as an additional $700,000 of principal and accounted for as an original issue discount. In the event of default, 200% of the outstanding principal is due in addition to the principal. The Company was in default as of the June 28, 2024 maturity date and therefore incurred a default penalty of $700,000.

Effective September 12, 2024, the Company entered into the following agreements with Five Narrow Lane (“Investor”): an Omnibus Amendment and Agreement, a Senior Secured Convertible Debenture and a Registration Rights Agreement. The Company and the Investor agreed to, among other things:

●	Exchange the May 2024 Debentures for a Senior Secured Convertible Debenture due the earlier of the Trigger Date (as defined) and October 14, 2024 in the aggregate principal amount of $11,734,979.48. Following the consummation of the Merger, the portion of the debenture constituting $3,659,146.15 would be exchanged for a Senior Secured Convertible Debenture issued by LEGACY INVO (“LEGACY INVO Debenture”). The portion of this debenture constituting $8,075,833.33 would be converted into shares of Series C Convertible Preferred Stock of LEGACY INVO (the “LEGACY INVO Preferred Stock”).

●	If any event of default occurs, the outstanding principal amount of this debenture, plus accrued but unpaid interest, and other amounts owing in respect thereof through the date of acceleration, shall become, at the Investor’s election, immediately due and payable in cash. Upon the occurrence of an event of default, the interest rate on this debenture shall accrue at an interest rate equal to the lesser of 15% per annum or the maximum rate permitted under applicable law.

●	The Company and the Investor agreed to enter into a registration rights agreement pursuant to which the Company agreed to file a resale registration statement with the Securities and Exchange Commission which shall cover the shares of common stock of LEGACY INVO issuable upon the conversion of (i) the LEGACY INVO Debenture and (ii) the shares of LEGACY INVO Preferred Stock.

●	Following the consummation of the Merger, the Investor would invest $500,000, which shall be repaid using the gross proceeds of a public offering and such principal amount of the LEGACY INVO Debenture shall be increased accordingly.

●	As consideration for the Investor entering into this agreement, the Investor agreed to fund the $275,000 remaining from the May Debenture.

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●	Provided that the total amount of proceeds raised in a public offering equals or exceeds $5,000,000, the Investor shall purchase $4,000,000, subject to certain terms.

●	150,000 shares of the Company’s Common Stock are to be issued to the Investor, representing approximately 5.0% of the fully diluted outstanding capital of LEGACY INVO, after giving effect to the consummation of the Merger, but prior to the issuance of shares in a financing.

●	Extend the maturity date to the earlier of (a) October 14, 2024, and (b) the date of the consummation of the Merger or the date of termination of the Merger Agreement.

See Note 10 for subsequent loan amendment.

Cytovia Notes

LEGACY NAYA and Cytovia, entered into a loan agreement on August 1, 2023, pursuant to which Cytovia shall make available to LEGACY NAYA a term loan for up to $1,000,000, bearing interest at a rate of 5% per annum. On June 17, 2024, the loan agreement was amended to state that all principal and interest outstanding under the Loan shall be due and payable in full on the date LEGACY NAYA receives its next funding. As of September 30, 2024, the outstanding amount due to Cytovia was $290,000.

Per the Asset Purchase Agreement, a closing payment of $6,000,000 was part of the consideration for the two assets purchased from Cytovia. A total of $1,700,000 was paid during January 2024. In May 2024, the Asset Purchase Agreement was amended – see Note 5. Due to the note having no stated interest rate, interest on the balance of the note has been imputed at 12% and $200,200 was included in additional paid-in capital as a contribution to equity.

On May 15, 2024, LEGACY NAYA entered into a loan agreement with Cytovia, under which LEGACY NAYA will make available to Cytovia a term loan of up to $8,000,000. Principal amounts outstanding shall bear interest at the rate of 7% per annum. Cytovia shall make quarterly payments of accrued interest starting January 1, 2025, until the loan is repaid in full. In addition to quarterly payments of interest, commencing as of June 30, 2026, Cytovia shall make quarterly principal payments on each interest payment date based upon a five year amortization schedule. As of September 30, 2024, there were no amounts outstanding under this loan.

Accredited Investor Note

On April 4, 2024, the Company received proceeds of $250,000 and entered into a promissory note with an accredited investor for the principal sum of $500,000. The full amount of principal (including the original issue discount) under the note shall be due on the earlier of: (i) closing of the Merger; or (ii) the six-month anniversary of the date of the note or (iii) the occurrence of an event of default. Commencing five calendar days after the occurrence of any event of default that results in the acceleration of the note, interest shall accrue at the rate of 18% per annum, or such lower maximum amount of interest permitted to be charged under applicable law. See Note 10.

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7.	Stockholder’s Equity

Pursuant to the Amended and Restated Certificate of Incorporation of the Company filed on December 14, 2023, the total number of shares of all classes of capital stock which the Company shall have authority to issue is 58,500,000 shares, consisting of: (i) 50,000,000 shares of Class A Common Stock, $0.000001 par value per share (“Class A Common Stock”), (ii) 8,000,000 shares of Class B Common Stock, $0.000001 par value per share (“Class B Common Stock”), and (iii) 500,000 shares of Preferred Stock, $0.000001 par value per share (“Preferred Stock”), of which 50,000 of the authorized shares of Preferred Stock of the Company are designated Series A Preferred Stock.

Preferred Stock

The Board is expressly authorized, subject to any limitations prescribed by the laws of the State of Delaware, by resolution or resolutions adopted from time to time, to provide for the issuance of shares of Preferred Stock in one or more series and by filing a certificate of designation pursuant to the applicable laws of the State of Delaware to establish from time to time the number of shares of Preferred Stock to be included in each such series, to fix the designation, vesting, powers (including voting powers), preferences and relative, participating, optional or other special rights (and the qualifications, limitations or restrictions thereof) of the shares of Preferred Stock of each such series and to increase (but not above the total number of authorized shares of Preferred Stock) or decrease (but not below the number of shares of Preferred Stock of such series then outstanding) the number of shares of Preferred Stock of any such series.

On September 20, 2024, the Company entered into a Securities Purchase Agreement (SPA) and Preferred Stock Purchase Warrant with an accredited investor (“Investor”) under which the Investor intended to purchase preferred shares and warrants for an aggregate purchase price of $750,000. On September 30, 2024, an advance payment of $750,000 was received toward the purchase of the preferred shares and warrants pursuant to the SPA, and is included as Preferred Stock Payable in the accompanying balance sheet.

Common Stock

On October 13, 2023, the Company issued 1,200,000 shares of Class B Common Stock. These shares are considered founders’ shares.

On October 17, 2023, the Company entered into a media advertising agreement under which the consultant was being paid cash of $250,000 and shares worth $600,000 to be settled in cash or shares at a later date with the share price not yet determined. On June 24, 2024, the agreement was amended to suspend the last cash payment of $50,000 and to replace the shares with 25,000 fully vested RSUs of the Company. The shares payable liability that had been recorded in the fourth quarter of 2023 for $600,000 was reversed and the amount is included in Other Income. The $37,750 fair value the 25,000 RSUs is included in Selling, General and Administrative expenses.

On October 18, 2023, the Company issued 1,363,642 shares of Class A Common Stock to Cytovia, a related party, pursuant to the Asset Purchase Agreement. On May 17, 2024, the Asset Purchase Agreement was amended and the number of shares issued to Cytovia was increased to 1,609,098 shares of Class A Common Stock. See Note 5.

On February 8, 2024, the Company issued 42,618 shares of Class B Common Stock to Five Narrow Lane LP. See Note 6.

On April 5, 2024, the Company engaged a consultant to serve as strategic advisor. For the services to be provided over the following 12 months, the consultant received 125,000 shares of Class B Common Stock. The fair value of $188,750 on the date of the consulting agreement is included in Selling, General and Administrative expenses.

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During August 2024, a total of 122,334 shares of Class A common stock were issued upon conversion of SAFE notes. See note 6.

Class A Common Stock and Class B Common Stock shall at all times vote together as one class on all matters (including the election of directors) submitted to a vote or for the consent of the stockholders of the Company. Each holder of shares of Class A Common Stock shall be entitled to one vote and each holder of shares of Class B Common Stock shall be entitled to ten votes for each share held as of the applicable date on any matter that is submitted to a vote or for the consent of the stockholders of the Company. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of capital stock of the Company representing a majority of the votes represented by all outstanding shares of capital stock of the Company entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law. Except as otherwise provided in the Certificate of Incorporation or required by applicable law, shares of Class A Common Stock and Class B Common Stock shall have the same rights and powers, rank equally (including as to dividends and distributions, and upon any liquidation, dissolution or winding up of the corporation), share ratably and be identical in all respects and as to all matters.

Stock-based Compensation

Pursuant to the Company’s Global Equity Incentive Plan (2024) effective January 1, 2024, the Company is authorized to issue 618,692 restricted stock units, stock options or shares to employees, directors, advisory board members and consultants.

Stock option activity for the nine months ended September 30, 2024 is as follows:

	Number of	Weighted Average
	Options	Exercise Price

Outstanding, December 31, 2023	-	-
Granted	40,926	$2.00
Exercised	-	-
Forfeited	-	-
Outstanding, September 30, 2024	40,926	2.00
Exercisable, September 30, 2024	40,926	$2.00

On January 1, 2024, a total of 40,926 options with a term of 10 years were granted to certain Directors of the Company to purchase 40,926 shares of common stock with a vesting schedule of 100% on the first anniversary. Immediately after the Merger (as such term is defined in Note 7) all options convert with the factor 7.33333, subject to adjustment set forth in the Amended and Restated Merger Agreement (see Notes 8 and 10). The amount recorded as the fair value of these options to purchase shares was based on the Black-Scholes model with a fair value of $1.08 per option totaling $44,200 compensation expense. An expense of $21,919 was recorded for the nine months ended September 30, 2024. The fair value of each stock option was estimated using the Black Scholes pricing model, which takes into account as of the grant date: the exercise price ($2.00), the expected life of the stock option (5.5 years), the current value per share $1.51 of the underlying stock, the expected volatility (91.5%), expected dividends (0%) and the risk-free interest rate (5%).

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Restricted stock unit (RSU) activity for the nine months ended September 30, 2024 is as follows:

	Number of	Weighted Average Grant
	Unvested Shares	Date Fair Value

Balance as of December 31, 2023	-	$-
Granted	245,496	1.51
Vested	-	-
Forfeited	(54,570)	1.51
Balance as of September 30, 2024	190,926	$1.51

On January 1, 2024, 40,926 Restricted Stock Units (“RSUs”) were granted to certain Directors of the Company, with 100% vesting one year following the grant date. Immediately after the Merger, all RSUs will convert with the factor 7.33333, subject to adjustment set forth in the Amended and Restated Merger Agreement. The fair value of these RSUs was determined based on a valuation as of December 31, 2023, with a fair value of $1.51 per share totaling $61,798 compensation expense, with $30,647 recorded for the nine months ended September 30, 2024.

On January 1, 2024, 40,928 RSUs were granted to an officer of the Company with a vesting schedule of 25% after one year from the grant date, and the remaining 75% of the shares shall continue to vest monthly for a period of two years thereafter. In addition, 13,642 RSUs were granted to the officer of the Company on January 1, 2024, with 100% vesting a year from the grant date. Immediately after the Merger all RSUs convert with the factor 7.33333, subject to adjustment set forth in the Amended and Restated Merger Agreement. The officer left the Company on June 27, 2024 and all of the RSUs were forfeited. Therefore, no compensation expense has been recorded for this grant for the nine months ended September 30, 2024.

During the period July to September 2024, a total of 125,000 RSUs were granted to consultants with vesting periods ranging from 6 to 18 months. Total compensation expense is $188,750, of which $18,875 has been recognized.

Stock compensation expense totaling $324,511 and $0 for the nine months ended September 30, 2024, respectively, is included in the statements of operations within selling, general and administrative expenses. Forfeitures are recognized as they occur. Total unrecognized stock compensation as of September 30, 2024 is $185,535 for RSUs and $11,201 for stock options.

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8.	Commitment and Contingencies

LEGACY NAYA Merger Agreement

On October 22, 2023, LEGACY NAYA and INVO Merger Sub. Inc., a Nevada corporation (“Merger Sub”), a wholly owned subsidiary of LEGACY INVO, entered into an agreement and plan of merger, as amended on October 25, 2023 (the “Merger Agreement”).

Upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub would merge (the “Merger”) with and into LEGACY NAYA, with LEGACY NAYA continuing as the surviving corporation and a wholly owned subsidiary of the Company. At the effective time and as a result of the Merger, each share of Class A common stock, par value $0.000001 per share, of LEGACY NAYA outstanding immediately prior to the effective time of the Merger, other than certain excluded shares held by LEGACY NAYA as treasury stock or owned by the Company or LEGACY INVO, would be converted into the right to receive 7.33333 (subject to adjustment as set forth in the Merger Agreement) shares of a newly designated series of common stock, par value $0.000001 per share, of the Company would shall be entitled to ten votes per each share. Immediately following the effective time of the Merger, Dr. Daniel Teper, LEGACY NAYA’s current chairman and chief executive officer, would be named chairman and chief executive officer of the combined company, and the board of directors will be comprised of up to nine directors, of which (i) one would be Steven Shum, LEGACY INVO’s current chief executive officer, and (ii) eight would be identified by LEGACY NAYA, of which seven would be independent directors.

Pursuant to the original Merger Agreement, the completion of the Merger was subject to satisfaction or waiver of certain customary and other mutual closing conditions, including (1) the adoption of the Merger Agreement by the stockholders of the Company and LEGACY INVO, (2) the absence of any injunction or other order issued by a court of competent jurisdiction or applicable law or legal prohibition prohibiting or making illegal the consummation of the Merger, (3) the completion of due diligence, (4) the completion of an interim private offering of shares of LEGACY INVO common stock at a price that is a premium to the market price of the LEGACY INVO common stock in an estimated amount of $5,000,000 or more of gross proceeds (the “Interim PIPE”), (5) the completion of a sale of shares of common stock at a target price of $5.00 per share in a private offering resulting in sufficient cash available for LEGACY INVO for one year of operations, as estimated by LEGACY INVO (6) the aggregate of the liabilities of LEGACY INVO, excluding certain specified liabilities, shall not exceed $5,000,000, (7) the receipt of waivers from any and all holders of warrants (and any other similar instruments) to securities of LEGACY INVO, with respect to any fundamental transaction rights such warrant holders may have under any such warrants, (8) the continued listing of LEGACY INVO common stock on NASDAQ through the effective time of the Merger and the approval for listing on NASDAQ of the shares of LEGACY INVO common stock to be issued in connection with the Merger, the interim private offering, and a private offering of shares of LEGACY INVO common stock at a target price of $5.00 per share resulting in sufficient cash available for LEGACY INVO for one year of operations, as estimated by LEGACY NAYA, (9) the effectiveness of a registration statement on Form S-4 to be filed by LEGACY INVO pursuant to which the shares of LEGACY INVO’s common stock to be issued in connection with the Merger will be registered with the SEC, and the absence of any stop order suspending such effectiveness or proceeding for the purpose of suspending such effectiveness being pending before or threatened by the SEC, and (10) LEGACY INVO shall have received customary lock-up Agreement from certain of its stockholders.

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The Merger Agreement contained termination rights for LEGACY INVO and LEGACY NAYA, including, among others: (1) if the consummation of the Merger does not occur on or before December 31, 2023 (the “End Date”) (which was since been extended to April 30, 2024 in a second amendment, then to June 30, 2024 in the third amendment, and then to October 14, 2024 in the fourth amendment), except that any party whose material breach of the Merger Agreement caused or was the primary contributing factor that resulted in the failure of the Merger to be consummated on or before the End Date, (2) if any governmental authority has enacted any law or order making illegal, permanently enjoining, or otherwise permanently prohibiting the consummation of the Merger, and (3) if the required vote of the stockholders of either the Company or LEGACY NAYA has not been obtained. The Merger Agreement contains additional termination rights for LEGACY NAYA, including, among others: (1) if LEGACY INVO materially breaches its non-solicitation obligations or fails to take all action necessary to hold a stockholder meeting to approve the transactions contemplated by the Merger Agreement, (2) if the aggregate of the liabilities of LEGACY INVO, excluding certain specified liabilities, exceed $5,000,000, (3) if LEGACY NAYA determines that the due diligence contingency will not be satisfied by October 26, 2023, (4) if LEGACY NAYA determines that the Company has experienced a material adverse effect, or (5) LEGACY INVO material breaches any representation, warranty, covenant, or agreement such that the conditions to closing would not be satisfied and such breach is incapable of being cured, unless such breach is caused by LEGACY NAYA’s failure to perform or comply with any of the covenants, agreements, or conditions hereof to be performed or complied with by it prior to the closing.

If all of LEGACY NAYA’s conditions to closing were satisfied or waived and LEGACY NAYA fails to consummate the Merger, LEGACY NAYA would be required to pay the LEGACY INVO a termination fee of $1,000,000. If all of LEGACY NAYA’s conditions to closing were satisfied or waived and LEGACY INVO fails to consummate the Merger, LEGACY INVO would be required to pay LEGACY NAYA a termination fee of $1,000,000.

On December 27, 2023, LEGACY NAYA entered into second amendment (“Second Amendment”) to the Merger Agreement. Pursuant to the Second Amendment, the parties agreed to extend the End Date to April 30, 2024. The parties further agreed to modify the closing condition for the Interim PIPE from a private offering of shares of LEGACY INVO common stock at a price that is a premium to the market price of the LEGACY INVO common stock in an estimated amount of $5,000,000 or more of gross proceeds to a private offering of LEGACY INVO’s preferred stock at a price per share of $5.00 per share in an amount equal to at least $2,000,000 to LEGACY INVO, plus an additional amount as may be required prior to closing of the Merger to be determined in good faith by the parties to adequately support the LEGACY INVO’s fertility business activities per an agreed forecast, as well as for a period of 12 months post- closing including a catch-up on the LEGACY INVO’s past due accrued payables still outstanding. The parties further agreed to the following schedule (the “Minimum Interim Pipe Schedule”) for the initial $2,000,000: (1) $500,000 no later than December 29, 2023, (2) $500,000 no later than January 19, 2024, (3) $500,000 no later than February 2, 2024, and (4) $500,000 no later than February 16, 2024. The parties also further agreed to modify the covenant of the parties regarding the Interim PIPE to require LEGACY NAYA to consummate the Interim PIPE before the closing of the Merger; provided, however, if the LEGACY INVO does not receive the initial gross proceeds pursuant to the Minimum Interim Pipe Schedule, then LEGACY INVO shall be free to secure funding from third parties to make up for short falls on reasonable terms under SEC and Nasdaq regulations.

Effective as of May 1, 2024, the Company entered into third amendment (“Third Amendment”) to the Merger Agreement. Pursuant to the Third Amendment, the parties agreed to extend the End Date to June 30, 2024. The parties further agreed to modify the definition of an “Interim PIPE” to mean (a) a sale of shares of the Company’s Series A Preferred Stock pursuant to the Series A Preferred SPA, as amended (“Phase 1”), plus (b) a sale of shares of the Company’s preferred stock at a price per share of $5.00 per share in a private offering, to be consummated prior to the closing of the Merger, resulting in an amount as may be required, to be determined in good faith by the parties to the Merger Agreement, to adequately support LEGACY INVO’s fertility business activities per an agreed forecast of LEGACY INVO as well as for a period of 12 months following the closing, including a catch-up on LEGACY INVO’s past due accrued payables still outstanding (“Phase 2”). The parties agreed that Phase I must be consummated pursuant to the terms of the Series A Preferred SPA and that Phase II must be consummated prior to the closing of the Merger. The parties also confirmed that LEGACY INVO remains free to secure any amount of funding from third parties on any terms LEGACY INVO deems reasonably acceptable under SEC and Nasdaq regulations without the prior written consent of LEGACY NAYA. Under the Third Amendment, LEGACY INVO may terminate the Merger Agreement if LEGACY NAYA breaches or fails to perform any of its covenants and agreements set forth in the Series A Preferred SPA, as amended.

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Effective as of September 12, 2024, the Company entered into a fourth amendment (“Fourth Amendment”) to the previously announced agreement and plan of merger (the “Merger Agreement”) by and among LEGACY INVO, INVO Merger Sub, Inc. (“Merger Sub”) and the Company.

Pursuant to the Fourth Amendment, the parties agreed to extend the end date (the date by which either the Company or LEGACY INVO may terminate the Merger Agreement, subject to certain exceptions) of the merger contemplated by the Merger Agreement (the “Merger”) to October 14, 2024. The parties further agreed that the Company would purchase 27,500 shares of LEGACY INVO’s Series A Preferred Stock for $137,500 pursuant to that certain Securities Purchase Agreement dated as of December 29, 2023, as amended pursuant to an Amendment to Securities Purchase Agreement dated as of May 1, 2024 (as amended, the “Securities Purchase Agreement”) and could purchase up to an additional 72,500 shares of Series A Preferred Stock for an aggregate of $362,500 pursuant to the Securities Purchase Agreement prior to or concurrently with the closing of the Merger. Each party waived prior breaches of the Merger Agreement.

Each party also agreed to use its best efforts to consummate the transactions contemplated by the Fourth Amendment, including to negotiate in good faith to amend and restate the Merger Agreement (the “A&R Merger Agreement”) to, among other things, (1) provide that the closing of the Merger shall occur simultaneously or shortly after the execution and delivery of the A&R Merger Agreement, and that the parties shall commit to use its respective best efforts to cause the closing to occur on or about October 1, 2024, but, in any case, no later than October 14, 2024, (2) ensure that the revised structure of the Merger shall be in compliance in all material respects with the applicable current listing and governance rules and regulations of the Nasdaq Stock Market, (3) provide that the aggregate merger consideration to be paid by LEGACY INVO for all of the outstanding shares of the Company’s capital stock shall consist of (a) such number of shares of LEGACY INVO’s common stock as shall represent a number of shares equal to no more than 19.9% of the outstanding shares of the LEGACY INVO’s common stock as of immediately before the effective time of the Merger (the “Common Stock Payment Shares”) and (b) shares of a newly designated Series C Convertible Preferred Stock of LEGACY INVO (the “Parent Preferred Stock Payment Shares”), (4) include an acknowledgment by the parties that the Company shall transfer 85% of the Common Stock Payment Shares to Five Narrow Lane LP, as a secured lender of the Company, (5) provide that LEGACY INVO shall take all action necessary under applicable law to (i) call, give notice of, and hold a meeting of its stockholders as soon as possible after the closing of the Merger, but in any case, no later than 120 days thereafter (the “Stockholder Meeting Deadline”; provided, that, LEGACY INVO acknowledges that, if it receives comments from the Securities and Exchange Commission (“SEC”) on the proxy statement filed in connection with such stockholder meeting and it uses its best efforts to revise and refile the proxy statement to address such comments, the date of such stockholder meeting may be after the Stockholder Meeting Deadline), for the purpose of, among other things, seeking stockholder approval (the “Stockholder Approval”) of the issuance of all shares of the Company’s common stock issuable upon conversion (the “Series C Conversion Shares”) of the Preferred Stock Payment Shares in accordance with the terms of the Certificate of Designations of Series C Convertible Preferred Stock (the “Series C Certificate of Designations”), and (ii) to file with the SEC a proxy statement for the purpose of obtaining the Stockholder Approval, no later than 35 days after the closing of the Merger, (6) provide that, upon receipt of the Stockholder Approval, the Preferred Stock Payment Shares shall be automatically converted into the Series C Conversion Shares at the conversion price in effect as set forth in the Series C Certificate of Designations; provided that, following such conversion, the Series C Conversion Shares shall represent approximately 60.1% of the outstanding shares of LEGACY INVO’s common stock; and (7) provide that, as soon as possible after the closing of the Merger, LEGACY INVO shall file a resale registration statement with the SEC to register the Common Stock Payment Shares and the Series C Conversion Shares in accordance with the terms of a registration rights agreement to be entered into between the parties.

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Securities Purchase Agreement

On December 29, 2023, the Company entered into a securities purchase agreement (the “Series A Preferred SPA”) with LEGACY INVO for LEGACY NAYA’s purchase of up to 1,000,000 shares of LEGACY INVO’s Series A Preferred Stock at a purchase price of $5.00 per share. The parties agreed that LEGACY NAYA’s purchases will be made in tranches in accordance with the Minimum Interim Pipe Schedule. The Series A Preferred SPA contains customary representations, warranties and covenants of the Company and LEGACY INVO. On January 4, 2024, the Company and LEGACY INVO closed on 100,000 shares of Series A Preferred Stock in the first tranche of this private offering for gross proceeds of $500,000. In addition, the Company and LEGACY INVO agreed that an additional amount of $96,704 comprised of expenses paid by LEGACY NAYA on behalf of LEGACY INVO would result in an additional 19,340 shares issued.

From April 1, 2024, to April 30, 2024, LEGACY NAYA acquired 25,000 shares of LEGACY INVO Series A preferred stock for gross proceeds of $125,000 per the merger agreement. In addition, expenses totaling $84,700 were paid on behalf of LEGACY INVO and added to the investment for which 16,940 additional shares were issued.

Effective as of May 1, 2024, the Company and LEGACY INVO entered into an Amendment (the “SPA Amendment”) to the Series A Preferred SPA. Pursuant to the SPA Amendment, the parties agreed to an updated closing schedule for LEGACY NAYA’s purchases of LEGACY INVO’s Series A preferred stock at a purchase price of $5.00 per share. From May 1, 2024, to June 24, 2024, LEGACY NAYA acquired 140,000 shares of LEGACY INVO Series A preferred stock for gross proceeds of $700,000 and pursuant to the fourth amendment to the Merger Agreement an additional 27,500 shares were purchased for $137,500. As of September 30, 2024, LEGACY NAYA has purchased a total of 328,780 Series A preferred shares of LEGACY INVO at a cost of $1,643,900. The market value of those shares at September 30, 2024 was $778,113 and a reduction in fair value of $865,791 was recorded for the nine months ended September 30, 2024.

Each share of Series A Preferred has a stated value of $5.00, which is convertible into shares of LEGACY INVO common stock at a fixed conversion price equal to $1.50 per share, subject to adjustment. LEGACY INVO may not effect the conversion of any shares of Series A Preferred if, after giving effect to the conversion or issuance, the holder, together with its affiliates, would beneficially own more than 9.99% of the Company’s outstanding common stock. Moreover, LEGACY INVO may not effect the conversion of any shares of Series A Preferred if, after giving effect to the conversion or issuance, the holder, together with its affiliates, would beneficially own more than 19.99% of the Company’s outstanding common stock unless and until LEGACY INVO receives the approval required by the applicable rules and regulations of The Nasdaq Stock Market LLC (or any subsequent trading market). Each share of Series A Preferred stock shall automatically convert into common stock upon the closing of the Merger. The conversion of the Series A Preferred Stock is contingent on the closing of the Merger.

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The Company as holder of Series A Preferred shall be entitled to receive a pro-rata portion, on an as-if converted basis, of any dividends payable on common stock. In the event of any voluntary or involuntary liquidation, dissolution, or winding up, or sale of LEGACY INVO (other than the Merger), the Company as holder of Series A Preferred shall be entitled to receive its pro rata portion of an aggregate payment equal to (i) $5.00, multiplied by (ii) the total number of shares of Series A Preferred Stock issued under the Series A Certificate of Designation. Other than those rights provided by law, the holders of Series A Preferred shall not have any voting rights.

Leases

In October and November 2023, the Company entered into leases for its corporate headquarters for a twelve-month term. The leases did not include a renewal or purchase option, and therefore are considered short-term in accordance with ASC 842. The Company elected not to apply the recognition requirements of ASC 842 to short-term leases. Accordingly, the Company instead recognizes lease payments on short-term leases in the period in which the obligation for those payments is incurred. The office lease was terminated in September 2024 and an early termination expense of approximately $31,000 was recorded. Rent expense was approximately $117,000 for the nine months ended September 30, 2024.

Licenses

Pursuant to a License Agreement between LEGACY NAYA and Inserm Transfert SA, dated December 19, 2023 (the “Inserm Agreement”), LEGACY NAYA was granted an exclusive worldwide royalty-bearing license under certain patents/patent applications co-owned by Inserm and Université de Paris (now Université Paris Cité), and a non-exclusive transferable, royalty-bearing license, with the right to sublicense under certain know how owned by Inserm for the development and commercialization of CYT338 (now NY338) in a defined field. The Inserm Agreement can be terminated early either upon the material breach upon one of the parties of the Inserm Agreement, upon either party to the Inserm Agreement being subject to bankruptcy, or upon LEGACY NAYA failing to meet one of the developmental milestones as described in the Inserm Agreement. Unless terminated earlier, the term of the Inserm Agreement will continue until the last to occur of (i) with respect to a given country – the last valid patent claim covering the product in such country expires or is invalidated; (ii) with respect to a given country – the lapse of ten years from the first commercial sale in such country of a product using intellectual property licensed pursuant to the Inserm Agreement (the “Inserm IP”), or (iii) such time when LEGACY NAYA no longer continues to generate revenues from the sale of products based on Inserm IP. Under the Inserm Agreement, LEGACY NAYA is to pay Inserm (a) a sublicense fee of 12% on revenues generated by sub-licensing of Inserm IP; (b) royalties of 2.5% on net sales from the Inserm IP during the term of the Inserm Agreement; and (c) lump sum payments of up to an aggregate of €5.15 million in development and commercial milestones.

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Under a License Agreement between LEGACY NAYA, the University of Rijeka Faculty of Medicine (“Rijeka”), and Yissum (together with Yissum, the “Licensors”) dated December 20, 2023, LEGACY NAYA was granted an exclusive, worldwide manufacturing, marketing, developing royalty bearing license to make commercial use of certain patents and patent applications covering two specific anti¬ NKp46 antibodies denoted hNKp46.09 (09) and hNKp46.12 (12) and know how needed in order to develop, manufacture, market, distribute and sell CYT338 (now NY338) and CYT303 (now NY303) and or incorporating products known as CYT338 (now NY338) or CYT303 (now NY303) in the specified field (the “Yissum License”). The Licensors retain rights to use the licensed technology for their own research and education. LEGACY NAYA may sublicense only after obtaining Licensors’ written approval of the sublicensee’s identity and key terms, with approval not unreasonably withheld or delayed They also have the right to license it to other academic and non-profit research organizations for non-commercial research. The Yissum License expires upon the last to occur of: (i) with respect to a given country – the date of expiration in such country of the last patent licensed under the Yissum License; (ii) with respect to a given country – the date of expiration of any exclusivity on the Product granted by a regulatory or government body in such country; or (iii) the lapse of twenty years from the date of the first sale by LEGACY NAYA of a product incorporating the intellectual property licensed to it under the Yissum License (the “Products”). Under the Yissum License, LEGACY NAYA is to pay Yissum (a) a royalty fee of two percent on net sales of Products; (b) a one-time payment of $1,000,000 upon achieving annual net sales of Products of $100,000,000; (c) a sublicense fee of 10% on revenues generated by LEGACY NAYA from sublicensing Intellectual Property covered by the Yissum License; (d) an exit fee of $1,000,000; and (e) certain additional payments upon reaching various development milestones up to US$2.25 million.

The agreement with CytoLynx Therapeutics (“CytoLynx”) for NY-303 in Greater China was assigned to LEGACY NAYA in the Cytovia Acquisition. Under the CytoLynx agreement, Cytovia granted to CytoLynx the rights for the for the development and manufacturing of NY-303 in Mainland China, Hong Kong, Taiwan and Macau. As compensation. Under the agreement, LEGACY NAYA will be eligible to receive up to $12 million in payments from CytoLynx upon achieving certain developmental milestones, as well as up to $145 million upon CytoLynx reaching certain commercial milestones. Additionally, under the agreement, LEGACY NAYA will receive royalty fees from CytoLynx based on net sales of the licensed products in the licensed territories (Mainland China, Hong Kong, Taiwan and Macau). The term of the agreement is indefinite until terminated by either party according to the terms of the agreement.

Litigation

On October 7, 2024, a former employee that had resigned filed a complaint against the Company alleging that she is entitled to severance and other benefits pursuant to a good reason paragraph in her employment agreement. The Company denies the allegations of wrongdoing in the complaint and intends to vigorously defend the matter. Since this case is in an early stage, the Company is unable to predict the ultimate outcome of the matter and cannot reasonably estimate the potential loss or range of loss the Company may incur.

LEGACY NAYA is not currently subject to any other material legal proceedings; however, it could be subject to legal proceedings and claims from time to time in the ordinary course of its business, or legal proceedings it considered immaterial may in the future become material. Regardless of the outcome, litigation can, among other things, be time consuming and expensive to resolve, and can divert management resources.

Stock Payable

During the first quarter of 2024, the Company entered into a public relations consulting service agreement that included $60,000 worth of common stock to be settled in cash or stock on a date that is mutually agreed upon by both parties. This amount is included in Other Accrued Liabilities.

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9.	Related Party Transactions

As of December 31, 2023, the Company had two outstanding loans with Cytovia: $6,000,000 note related to the purchase of two assets from Cytovia and a short-term loan of $285,500. As of September 30, 2024, there was an outstanding loan of $290,000. See Notes 4, 5 and 6.

10.	Subsequent events

SAFE Notes

On October 10, 2024, SAFE notes totaling $38,000 were converted into 12,667 shares of the Company’s common stock.

Amended and Restated Merger Agreement

On October 11, 2024 (the “Effective Time”), LEGACY INVO, Merger Sub, and LEGACY NAYA, entered into the Merger Agreement and consummated the transactions contemplated thereby. Upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub merged with and into LEGACY NAYA, with LEGACY NAYA continuing as the surviving corporation and a wholly owned subsidiary of LEGACY INVO. References hereafter to the Company refer to the merged entity.

At the Effective Time and as a result of the consummation of the Merger:

●	Each share of Class A common stock, par value $0.000001 per share, and Class B common stock, par value $0.000001 per share, of LEGACY NAYA (“LEGACY NAYA common stock”) outstanding immediately prior to the effective time of the Merger, other than certain excluded shares held by LEGACY NAYA as treasury stock or owned by the Company or Merger Sub, automatically converted into the right to receive 118,148 shares of the Company’s common stock and 30,375 shares of the Company’s newly-designated Series C-1 Convertible Preferred Stock (the “Series C-1 Preferred”). The Series C-1 Preferred is not redeemable, has no voting rights, and may not be converted into shares of the Company’s Common Stock unless and until the Company’s stockholders approve the issuance of common stock upon conversion of the Series C-1 Preferred. If the Company’s stockholders approve the issuance of common stock upon conversion of the Series C-1 Preferred, such Series C-1 Preferred will automatically convert into approximately 29,515,315 shares of the Company’s common stock, subject to adjustment if, as a result of such conversion if, after giving effect to the conversion or issuance, any single holder, together with its affiliates, would beneficially own in excess of 19.99% of the Company’s outstanding common stock. A description of the rights, preferences, and privileges of the Series C-1 Preferred are set forth in Item 5.03 below.

●	Certain outstanding debt obligations of LEGACY NAYA, including a portion of an amended and restated senior secured convertible debenture issued to Five Narrow Lane LP (“FNL”), with a combined principal balance of $8,575,833 converted into the right to receive 669,508 shares of the Company’s common stock and 8,576 shares of the Company’s newly-designated Series C-2 Convertible Preferred Stock (the “Series C-2 Preferred”). LEGACY NAYA and FNL have agreed that LEGACY NAYA shall issue to FNL a pre-funded common stock purchase warrant to purchase up to 459,508 shares of the Company’s common stock in leiu of 459,508 shares of the aforementioned common stock. The Series C-2 Preferred is only redeemable upon a “Bankruptcy Triggering Event” or a “Change of Control” that occurs 210 days after the closing date of the Merger. The Series C-2 Preferred may not be converted into shares of the Company’s Common Stock unless and until the Company’s stockholders approve the issuance of common stock upon conversion of the Series C-2 Preferred. If the Company’s stockholders approve the issuance of common stock upon conversion of the Series C-2 Preferred, such Series C-2 Preferred will be convertible at the option of the holders into approximately 12,441,607 shares of the Company’s common stock, subject to limitations on beneficial ownership by the holders thereof. A description of the rights, preferences, and privileges of the Series C-2 Preferred are set forth below.

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●	The remaining balance of the amended and restated senior secured convertible debenture issued to FNL in the amount of $3,934,146 was exchanged for a 7.0% Senior Secured Convertible Debenture in the principal balance of $3,934,146 due December 11, 2025 (the “Debenture”). A description of the rights, preferences, and privileges of the Debenture are set forth below.

●	The accredited investor note for $500,000 was converted to 500 Series C-2 Convertible Preferred shares. See Note 6.

●	LEGACY NAYA has been renamed to “NAYA Therapeutics Inc.”

In addition, LEGACY NAYA stock options shall be converted into Company options to acquire a number of shares of the Company’s common stock equal to the number of shares of LEGACY NAYA common stock subject to such LEGACY NAYA options multiplied by 8.9108 (the “Exchange Ratio”) (rounded up to the nearest whole share) at an exercise price per share of such LEGACY NAYA stock option divided by the Exchange Ratio, and LEGACY NAYA restricted stock units shall be converted into Company restricted stock units representing the right to receive a number of shares of the Company’s common stock equal to the number of shares of LEGACY NAYA common stock subject to such LEGACY NAYA restricted stock unit multiplied by the Exchange Ratio. However, such options may not be exercised for shares of the Company’s common stock and such restricted stock units may not be settled for shares of the Company’s common stock unless and until the Company’s stockholders approve the issuance of common stock upon exercise of such options and settlement of such restricted stock units.

In connection with the Merger, Dr. Daniel Teper, LEGACY NAYA’s current Chairman and Chief Executive Officer, was appointed President of the Company, and Dr. Teper will remain as LEGACY NAYA’s Chief Executive Officer. The combined company will be led by LEGACY INVO Chief Executive Officer Steven Shum, LEGACY INVO Chief Financial Officer Andrea Goren, and Dr. Teper. In addition, Dr. Teper and Ms. Lyn Falconio have been appointed to the Company’s board of directors.

Pursuant to the Merger Agreement, the Company is required to hold a meeting of its stockholders to, among other things, (i) ratify the Merger Agreement and the transactions contemplated thereby, including the Merger, (ii) approve the increase in the amount of authorized shares under the Company’s Second Amended and Restated 2019 Stock Incentive Plan, (iii) approve the issuance of the Company’s common stock issuable upon conversion of the Series C-1 Preferred and Series C-2 Preferred, and (iv) approve an amendment to the Company’s articles of incorporation to (1) increase the number of shares of the Company’s authorized common stock to 100,000,000 shares, and (2) effectuate a reverse stock split of the Company’s common stock at a ratio ranging from any whole number between 1-for-2 and 1-for-20, as determined by the Company’s board of directors in its discretion. The Company also agreed to take all action necessary to hold the aforementioned stockholder meeting as soon as reasonably practicable.

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Pursuant to both the Merger Agreement and the Assignment Agreement described below, the Company has agreed to file a registration statement with the SEC to register for resale the shares of the Company’s common stock issued pursuant to the Merger and the shares of common stock issuable upon exercise or conversion of the Series C-1 Preferred, the Series C-2 Preferred, and the Debenture, as applicable, as soon as practicable but in no event later than 30 days after the Closing Date.

7.0% Senior Secured Convertible Debenture

In connection with the Merger, on October 11, 2024, the Company issued the Debenture to FNL in an exchange of an outstanding note of LEGACY NAYA held by FNL. The Debenture carries an interest rate of seven percent (7%) per annum, payable on the first business day of each calendar month commencing November 1, 2024. The maturity date of the Debenture is December 11, 2025 (the “Maturity Date”), at which point the outstanding principal amount, together with any accrued and unpaid interest and other fees, shall be due and payable to the holder of the Debenture.

Conversion. At any time after the Company’s stockholders approve the issuance of any Company common stock upon conversion of the Debenture, the holder of the Debenture will be entitled to convert any portion of the outstanding and unpaid principal amount and accrued interest into shares of Company common stock at a conversion price of $0.93055 per share, subject to adjustment as described therein. The Debenture may not be converted and shares of Company common stock may not be issued upon conversion of the Debenture if, after giving effect to the conversion or issuance, the holder together with its affiliates would beneficially own in excess of 4.99% of the outstanding common stock of the Company.

Prepayment. The Company may not prepay the Debenture without the prior written consent of FNL

Monthly Redemption. Commencing March 14, 2025 and on the 14th of each month thereafter until the Maturity Date, the Company shall redeem $437,127.24, plus accrued but unpaid interest and other fees, of the principal amount of the Debenture.

Mandatory Redemption. While any portion of the Debenture is outstanding, if the Company receives gross proceeds of more than $3,000,000 from any equity or debt financings (other than a public offering as described herein), the Company shall, at the option of the holder, apply one-third (1/3) of such gross proceeds to the redemption of the principal amount of the Debenture, except that if such equity or debt financing is a public offering of the Company’s securities pursuant to a registration statement on Form S-1, the Company shall, at the option of the holder, apply one hundred percent (100%) of such gross proceeds, not to exceed $500,000, to the redemption of the principal amount of the Debenture. The Company has also agreed that, if it received gross proceeds of more than $2,000,000 from any equity or debt financing, it shall, at the option of the holder, apply $500,000 of such gross proceeds to the redemption of the principal amount of the Debenture.

The Debenture contains events representations, warranties, covenants, and events of default that are customary for similar transactions. Upon an event of default, the Debenture becomes immediately due and payable, and the Borrower is subject to a default rate of interest of 15% per annum and a default sum as stipulated.

Joinder Agreement

In connection with the Merger, the Company entered in a joinder agreement (the “Joinder Agreement”) with FNL dated as of October 11, 2024 to a certain securities purchase agreement dated as of January 3, 2024 by and between LEGACY NAYA and FNL (the “FNL SPA”) pursuant to which the Company agreed to become a party to the FNL SPA.

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Assignment and Assumption Agreement

In connection with the Merger, on October 11, 2024, the Company entered in an assignment and assumption agreement (the “Assignment Agreement”), pursuant to which the Company agreed to assume the rights, duties, and liabilities of LEGACY NAYA under a certain registration rights agreement dated as of September 12, 2024 by and between LEGACY NAYA and FNL, pursuant to which the Company agreed to register FNL’s resale of shares of Company common stock issuable upon conversion of the Debenture and the Series C-2 Preferred as well as certain commitment shares issued to FNL in connection with the transactions.

Second Amendment to Revenue Loan and Security Agreement

On October 11, 2024, the Company entered into a second amendment to Revenue Loan and Security Agreement (the “Second Amendment”) with Decathlon Alpha V, L.P. (“Decathlon”), Steven Shum, and certain subsidiaries of the Company (the “Guarantors”), pursuant to which Decathlon consented to the Merger and LEGACY NAYA becoming a subsidiary of the Company. Pursuant to the Second Amendment, LEGACY NAYA joined the Revenue Loan and Security Agreement as a Guarantor. The Company agreed to pay down its loan by at least $500,000 and increase its monthly payments by up to $30,000 if the Company closes a private offering of its securities. The Company also agreed to retain an investment banker to pursue a financing or a sale if it fails to meet certain liquidity covenants. The Company also agreed to enter into an intercreditor agreement with Decathlon and Five Narrow Lane LP within 5 business days of the Merger.

Name Change and Application for Symbol Change

On October 15, 2024, LEGACY INVO changed its corporate name to NAYA Biosciences, Inc., pursuant to an Amendment to Articles of Incorporation filed with the Nevada Secretary of State on October 15, 2024 (the “Name Change”). Pursuant to Nevada law, a stockholder vote was not necessary to effectuate the Name Change.

LEGACY INVO also announced that it intends for its common stock to cease trading under the ticker symbol “INVO” and begin trading under its new ticker symbol, “NAYA”, on the Nasdaq Capital Market, as promptly as possible.

Series C-1 Preferred

The Company’s Articles of Incorporation, as amended, authorizes the Company to issue 100,000,000 shares of preferred stock, $0.0001 par value per share, issuable from time to time in or more series (“Preferred Stock”). On October 14, 2024, the Company filed with the Nevada Secretary of State a Certificate of Designation of Series C-1 Convertible Preferred Stock (the “Series C-1 Certificate of Designation”) which sets forth the rights, preferences, and privileges of the Series C-1 Preferred. Thirty thousand three hundred seventy five (30,375) shares of Series C-1 Preferred with a stated value of $1,000.00 per share were authorized under the Series C-1 Certificate of Designation.

Each share of Series C-1 Preferred has a stated value of $1,000.00, which is convertible into shares of the Company’s common stock (the “Common Stock”) at a conversion price equal to $1.02913 per share, subject to adjustment. The Series C-1 Preferred may not be converted into shares of the Company’s Common Stock unless and until the Company’s stockholders approve the issuance of common stock upon conversion of the Series C-1 Preferred. Each share of Series C-1 Preferred shall automatically convert into the Company’s common stock if the Company’s stockholders approve the issuance, except that the Company may not effect such conversion if, after giving effect to the conversion or issuance, the holder, together with its affiliates, would beneficially own in excess of 19.99% of the Company’s outstanding common stock.

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Commencing on the ninety-first (91st) day after the first issuance of any Series C-1 Preferred, the holders of Series C-1 Preferred shall be entitled to receive dividends on the stated value at the rate of two percent (2%) per annum, payable in shares of the Company’s common stock at the conversion price. Such dividends shall continue to accrue until paid. Such dividends will not be paid in shares of the Company’s common stock unless and until the Company’s stockholders approve the issuance of common stock upon conversion of the Series C-1 Convertible Preferred Stock. The holders of Series C-1 Preferred shall also be entitled to receive a pro-rata portion, on an as-if convertible basis, of any dividends payable on Common Stock.

The Series C-1 Preferred ranks senior to the Company’s common stock and junior to the Series C-2 Preferred. Subject to the rights of the holders of any senior securities, in the event of any voluntary or involuntary liquidation, dissolution, or winding up, or sale of the Company, each holder of Series C-1 Preferred shall be entitled to receive its pro rata portion of an aggregate payment equal to the amount as would be paid on the Company’s common stock issuable upon conversion of the Series C-1 Preferred, determined on an as-converted basis, without regard to any beneficial ownership limitation.

Other than those rights provided by law, the Series C-1 Preferred has no voting rights. The Series C-1 Preferred is not redeemable.

Series C-2 Preferred Stock

On October 14, 2024, the Company filed with the Nevada Secretary of State a Certificate of Designation of Series C-2 Convertible Preferred Stock (the “Series C-2 Certificate of Designation”) which sets forth the rights, preferences, and privileges of the Series C-2 Preferred. Eight thousand five hundred seventy six (8,576) shares of Series C-2 Preferred with a stated value of $1,000.00 per share were authorized under the Series C-2 Certificate of Designation.

Each share of Series C-2 Preferred has a stated value of $1,000.00, which, along with any additional amounts accrued thereon pursuant to the terms of the Series C-2 Certificate of Designation (collectively, the “Conversion Amount”) is convertible into shares of the Company’s common stock (the “Common Stock”) at a conversion price equal to $0.6893 per share, subject to adjustment. The Series C-2 Preferred may not be converted into shares of the Company’s Common Stock unless and until the Company’s stockholders approve the issuance of common stock upon conversion of the Series C-2 Convertible Preferred Stock. Each share of Series C-2 Preferred shall become convertible into the Company’s common stock at the option of the holder of such Series C-2 Preferred shares if the Company’s stockholders approve the issuance of common stock upon conversion of the Series C-2 Preferred, except that the Company may not effect such conversion if, after giving effect to the conversion or issuance, the holder, together with its affiliates, would beneficially own in excess of 9.99% of the Company’s outstanding common stock.

Commencing on the ninety-first (91st) day after the first issuance of any Series C-2 Preferred, the holders of Series C-2 Preferred shall be entitled to receive dividends on the stated value at the rate of ten percent (10%) per annum, payable in shares of the Company’s common stock, with each payment of a dividend payable in shares of the Company’s common stock at a conversion price of eighty-five percent (85%) of the average of the volume weighted average price of the Company’s common stock for the five (5) trading days before the applicable dividend date. Such dividends shall continue to accrue until paid. Such dividends will not be paid in shares of the Company’s common stock unless and until the Company’s stockholders approve the issuance of common stock upon conversion of the Series C-2 Preferred. The holders of Series C-2 Preferred shall also be entitled to receive a pro-rata portion, on an as-if convertible basis, of any dividends payable on Common Stock.

The Series C-2 Preferred ranks senior to the Company’s common stock and to the Series C-1 Preferred. Subject to the rights of the holders of any senior securities, in the event of any voluntary or involuntary liquidation, dissolution, or winding up, or sale of the Company, each holder of Series C-2 Preferred shall be entitled to receive its pro rata portion of an aggregate payment equal to the greater of (a) 125% of the Conversion Amount with respect to such shares, and (b) the amount as would be paid on the Company’s common stock issuable upon conversion of the Series C-2 Preferred, determined on an as-converted basis, without regard to any beneficial ownership limitation.

Other than those rights provided by law, the Series C-2 Preferred has no voting rights. The Series C-2 Preferred is only redeemable upon a “Bankruptcy Triggering Event” or a “Change of Control” that occurs 210 days after the closing date of the Merger.

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